Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-191600) and Form S-3 (File No. 333-221725, File No. 333-200152 and File No. 333-200151) of our reports dated March 18, 2019, with respect to the consolidated financial statements of Cherry Hill Mortgage Investment Corporation, and the effectiveness of internal control over financial reporting of Cherry Hill Mortgage Investment Corporation, included in this Annual Report (Form 10-K) of Cherry Hill Mortgage Investment Corporation for the year ended December 31, 2018.

/s/ Ernst & Young LLP
New York, New York
March 18, 2019